Exhibit 10.2

STOCK PURCHASE AGREEMENT

by and among

VERSAR, INC.,

ADVENT ENVIRONMENTAL, INC.

and

THE SHAREHOLDERS OF ADVENT ENVIRONMENTAL, INC.

DATED MARCH 17, 2010

i

EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Form of Seller Note
Exhibit C	-	Allocation of Purchase Price to Shareholders
Exhibit 7.2(e)(2)	-	Employees Party to Employment/Retention Agreements

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of March 17, 2010, by and among Versar, Inc., a Delaware corporation (the “Purchaser”), Advent Environmental, Inc., a Kentucky corporation (the “Company”), and the shareholders of the Company set forth on the signature pages hereto (collectively the “Shareholders” and individually, a “Shareholder”).  For purposes of this Agreement, the terms contained in Exhibit A shall have the respective meanings set forth therein.

RECITALS

WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, upon the terms and conditions set forth herein, the Shareholders propose to sell to the Purchaser and the Purchaser proposes to purchase from the Shareholders, all of the Shares in exchange for the consideration set forth herein;

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
DESCRIPTION OF TRANSACTION

Section 1.1                    Agreement to Purchase and Sell.  Subject to the terms and conditions hereof, at the Closing, the Shareholders shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Shareholders, all right, title and interest in and to the Shares, free and clear of all Encumbrances.

Section 1.2                    Purchase Price.  Subject to adjustment pursuant to Section 1.5, the aggregate amount to be paid for the Shares shall equal a maximum of $5,000,000, minus the Closing Date Indebtedness (the “Purchase Price”).

Section 1.3                   Statement of Closing Date Indebtedness.  Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement (the “Closing Date Indebtedness Statement”), signed by an officer of the Company, which sets forth, by creditor, the aggregate amount of the Closing Date Indebtedness.  Copies of the Payoff Letters, delivered in accordance with Section 5.4(e) hereof, shall be attached to the Closing Date Indebtedness Statement.

Section 1.4                    Payment of Purchase Price.

(a)           On the Closing Date, the Purchaser shall:

(i)         repay or cause to be repaid the Closing Date Indebtedness, as set forth in the Closing Date Indebtedness Statement;

(ii)         pay or cause to be paid to the Shareholders a cash amount equal to $1,150,000 minus the Closing Date Indebtedness (as set forth in the Closing Date Indebtedness Statement);

(iii)           retain $350,000 as a holdback (the “Holdback Amount”) to secure any payment obligation of the Shareholders upon completion of the adjustment of the Purchase Price as set forth in Section 1.5 below; and

(iv)           issue promissory notes to the Shareholders with an aggregate principal amount of $1,750,000 pursuant to the form of promissory note set forth on Exhibit B hereto (the “Seller Notes”).

(b)           The remainder of the Purchaser Price shall be paid through the Contingent Consideration payment provisions set forth in Section 1.6 hereof.

(c)           All payments required under this Section 1.4 or any other provision of this Agreement, if payable to the Shareholders, shall be allocated among the Shareholders as set forth on Exhibit C to this Agreement and shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the Person to which the applicable payment is due.

Section 1.5                    Adjustment of Purchase Price.

(a)           Within sixty (60) days following the Closing Date, the Purchaser shall prepare and deliver to the Shareholders the Net Book Value Schedule and its calculation of the Net Book Value Deficit or Net Book Value Surplus, if any, based thereon.  The Net Book Value Schedule shall be prepared in accordance with GAAP.

(b)           The Shareholders shall have thirty (30) days following receipt of the Net Book Value Schedule delivered pursuant to Section 1.5(a) during which to notify the Purchaser of any dispute of any item contained therein, which notice shall set forth in detail the basis for such dispute.  The Purchaser and the Shareholders shall cooperate in good faith to resolve any such dispute as promptly as possible.  Upon such resolution, the Final Net Book Value Schedule shall be prepared in accordance with the agreement of the Purchaser and the Shareholders and the calculation of the Net Book Value Deficit or the Net Book Value Surplus, if any, based thereon shall be final and binding on the parties.  In the event the Shareholders do not notify the Purchaser of any such dispute within such thirty (30)-day period or notify the Purchaser within such period that they do not dispute any item contained therein, the Net Book Value Schedule delivered pursuant to Section 1.5(a) shall constitute the Final Net Book Value Schedule and the Purchaser’s calculation of the Net Book Value Deficit or Net Book Value Surplus, if any, based thereon shall be final and binding upon the parties.

(c)           In the event the Purchaser and the Shareholders are unable to resolve any dispute regarding the Net Book Value Schedule delivered pursuant to Section 1.5(a) within thirty (30) calendar days following the Purchaser’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, Ernst & Young LLP (the “Accounting Referee”).  In resolving any such dispute, the Accounting Referee shall consider only those items or amounts in the Net Book Value Schedule as to which the Shareholders have disagreed.  The Accounting Referee’s determination of the Net Book Value Schedule and the Net Book Value Deficit or Net Book Value Surplus, if any, based thereon shall be final and binding on the parties to this Agreement.  The Accounting Referee shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement.  All fees and expenses of the Accounting Referee shall be shared equally by the Shareholders on the one hand and the Purchaser on the other hand.

(d)           Within five (5) Business Days following the determination of the Final Net Book Value Schedule, if there is a Net Book Value Deficit, the Purchaser shall deduct the amount of such deficit from the Holdback Amount and shall pay any remainder of the Holdback Amount allocated pro-rata to the Shareholders pursuant to the allocations set forth on Exhibit C to this Agreement.  If the Holdback Amount is not sufficient to cover the amount of such deficit, the Seller Notes shall be reduced by the amount of such excess deficit, such reduction to be allocated pro rata among the Seller Notes in accordance with the allocations set forth on Exhibit C to this Agreement.  If there is a Net Book Value Surplus, the Purchaser shall pay to the Shareholders the Holdback Amount together with an additional amount equal to the Net Book Value Surplus.

Section 1.6                    Contingent Consideration.

(a)           Entitlement to Contingent Consideration.  The Shareholders shall be entitled to receive additional earn-out consideration if the Company’s earnings before interests, taxes, depreciation or amortization (“EBITDA”) for the twelve month period commencing April 1, 2010 and ending, March 31, 2011 (the “Earn-out Period”) exceeds $775,000.  Such earn-out payment, if any, shall be equal to 4x each dollar of EBITDA for such period over $775,000, subject to an aggregate earn-out payment cap of $1.75 million plus the amount of any Net Book Value Deficit determined pursuant to Section 1.5 above (the “Contingent Consideration”).

(b)           Calculation of Contingent Consideration.

(i)         Within sixty (60) calendar days following the end of the Earn-Out Period, Purchaser shall prepare or cause to be prepared and delivered to the Shareholders, a statement (the “EBITDA Statement”) setting forth the EBITDA of the Company for the earn-out period, together with supporting documentation, and a calculation of the Contingent Consideration payable to the Shareholders.

(ii)         In the event that the Shareholders object to Purchaser’s calculation of Contingent Consideration set forth in such EBITDA Statement, then within thirty (30) days after the latest date of receipt by a Shareholder (subject to verification of date of receipt) of the EBITDA Statement, they shall deliver to Purchaser a written notice describing in reasonable detail their objections to Purchaser’s calculation of such Contingent Consideration.  If the Shareholders do not deliver a notice of objection to Purchaser timely, then Purchaser’s calculation of the amounts set forth in the EBITDA Statement shall be final, binding and conclusive on Purchaser and the Shareholders and any payments owed shall be made within ten (10) calendar days thereafter.  If the Shareholders deliver a notice of objection accompanied by a statement setting forth a calculation of Contingent Consideration to Purchaser timely, and if the Shareholders and Purchaser are unable to agree upon the calculation of the amounts set forth in the EBITDA Statement within thirty (30) calendar days thereafter, the dispute shall be finally settled by the Accounting Referee.  The determination by the Accounting Referee of the disputed calculation of Contingent Consideration, if any, shall be final, conclusive and binding on Purchaser and the Shareholders.  The fees and other expenses of such Accounting Referee shall be paid by the party whose determination of Contingent Consideration payable most diverges (on an absolute dollar basis) from the determination of the Accounting Referee.

(iii)         During the Earn-Out Period, the Purchaser and the Shareholders shall meet quarterly to review the status of the business, progress toward achievement of the EBITDA target set forth above and projected Contingent Consideration.

(iv)         During the Earn-Out Period, Purchaser shall use commercially reasonable efforts to conduct projects for which Purchaser has been using, or would in the ordinary course of business use, a prime contractor by using the Company as the prime contractor.  To the extent Purchaser is able to use the Company as prime contractor, one percent (1%) of the gross revenue earned by Purchaser on such projects during the Earn-Out Period will be included in the calculation of EBITDA and the Contingent Consideration pursuant to this Section 1.6.  Further, to the extent that the Company fails to win contracts for sole-source work during the Earn-Out Period as a result of the conflict of interest created by ownership of the Company by Purchaser, Purchaser shall use its commercially reasonable efforts to find the Company replacement, equivalent project work under contracts existing within Purchaser’s portfolio during the Earn-Out Period.

(v)          If the Company loses an engagement or is unable to be engaged to perform Title II work at Andrews Airforce base on a sole-source basis as a result of an actual or potential conflict of interest created by ownership or proposed ownership of the Company by Purchaser, a credit of $200,000 (subject to reduction as set forth below) shall be added to EBITDA determined pursuant to Section 1.6(a) for purposes of the calculation of Contingent Consideration.  Such $200,000 credit shall be reduced (i) by any EBITDA of the Company attributable to equivalent project work provided to the Company in replacement for such Andrews Airforce base Title II work pursuant to the last sentence of Section 1.6(b)(iv) and (ii) pro rata for any portion of the Andrews Airforce base contract that would have been performed on or after March 31, 2011, based on the number of months of the contract performed prior to such date compared to the number of months of the contract to be performed after such date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
SHAREHOLDERS

Except as set forth on the Shareholder Disclosure Schedule, the Company and the Shareholders hereby, jointly and severally, represent and warrant to the Purchaser, as of the date hereof and as of the Closing Date, as set forth below.

Section 2.1                    Organization; Standing and Power; Subsidiaries.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 2.1(a) of the Shareholder Disclosure Schedule, which jurisdictions constitute as of the date hereof the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable.

(b)          Except as set forth in Section 2.1(b) of the Shareholder Disclosure Schedule, the Company has no Subsidiaries.  The Company does not own, nor has it ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity.  The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity.  Neither the Company nor any of the Shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company.  Advent Environmental Puerto Rico, Inc. (“Advent PR”) was formed for a special purpose relating to work in Puerto Rico, the work for which Advent PR was formed has been completed and the Company is in the process of dissolving Advent PR.  There are no liabilities or obligations of Advent PR of any kind whatsoever (absolute, accrued, contingent, determined, determinable or otherwise), whether known or unknown, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, except as set forth in Section 2.1(b) of the Shareholder Disclosure Schedule.

Section 2.2                    Certificate of Incorporation and Bylaws; Records. The Company has delivered to the Purchaser true, correct and complete copies of its (a) certificate of incorporation and bylaws, including all amendments thereto, (b) stock records and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Shareholders, the board of directors of the Company and all committees of the board of directors of the Company (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”).  There have been no formal meetings or other proceedings of the Shareholders, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in the Company Constituent Documents.  There has not been any violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent with the Company Constituent Documents.  The books of account, stock records, minute books and other records of the Company are accurate and complete in all material respects, and have been maintained in accordance with all applicable Laws and prudent business practices.

Section 2.3                    Authority; Binding Nature of Agreement.  The Company has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and any Shareholder Related Agreement to which it is a party, and the execution, delivery and performance by the Company of this Agreement and any Shareholder Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company.  Each Shareholder has the absolute and unrestricted, right, power, authority and capacity to enter into and perform its obligations under this Agreement and any Shareholder Related Agreement to which it is a party.  This Agreement constitutes the legal, valid and binding obligation of the Company and each Shareholder, enforceable against the Company and each Shareholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exception”). Upon the execution and delivery by or on behalf of the Company or a Shareholder of each Shareholder Related Agreement to which it is a party, such Shareholder Related Agreement will constitute the legal, valid and binding obligation of the Company or such Shareholder, as applicable, enforceable against the Company or such Shareholder, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.4                    Absence of Restrictions and Conflicts; Required Consents.  Neither the execution, delivery or performance by the Company or any of the Shareholders of this Agreement or any of the Shareholder Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements, will directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a)           contravene, conflict with or result in a violation of any provision of any Company Constituent Document;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or Shareholders, or any of the assets owned, used or controlled by the Company, are subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned, used or controlled by any of the Company;

(d)           except as set forth in Section 2.4(d) of the Shareholder Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, or (ii) modify, terminate, or accelerate any right, liability or obligation of the Company under any such Company Contract, or charge any fee, penalty or similar payment to the Company under any such Company Contract; or

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

No filing with, notice to or consent from any Person is required in connection with (i) the execution, delivery or performance by the Company or any of the Shareholders of this Agreement or any of the Shareholder Related Agreements, or (ii) the consummation of any of the other transactions contemplated by this Agreement or any of the Shareholder Related Agreements.

Section 2.5                    Capitalization.

(a)           The authorized capital stock of the Company consists of 2,000 shares of Company Common Stock, of which 1,860 shares have been issued and are outstanding.  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable and are owned by the Shareholders.  Each Shareholder has good and valid title to, and record and beneficial ownership of, the number of shares of capital stock set forth next to such Shareholder’s name in Section 2.5(a) of the Shareholder Disclosure Schedule, and such shares are free and clear of all Encumbrances.  Other than the shares of capital stock listed in Section 2.5 of the Shareholder Disclosure Schedule, none of the Shareholders own any shares of capital stock or other equity security of the Company or any option, warrant, right, call, commitment or right of any kind to have any such share of capital stock or equity security issued.   All of the outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, and (ii) all requirements set forth in the Company Constituent Documents and applicable Contracts.

(b)           The Company has no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company, (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company, or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.  The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

(c)           The Company is not a party to or bound by any, and to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.

Section 2.6                    Company Financial Statements; Undisclosed Liabilities.

(a)           Section 2.6(a) of the Shareholder Disclosure Schedule includes true, correct and complete copies of the following financial statements and notes thereto (collectively, the “Company Financial Statements”):

(i)         The audited consolidated balance sheet of the Company as of September 30, 2009 (the “Balance Sheet”), and the related audited consolidated statements of income, shareholders’ equity and cash flow for the period then ended, together with the unqualified review report of Legare, Bailey Hinske relating thereto; and

(ii)         the unaudited consolidated balance sheet of the Company as of December 31, 2009 (the “Unaudited Interim Balance Sheet”) and the related unaudited consolidated statements of income, shareholders’ equity and cash flow for the three months then ended.

(b)           Each Company Financial Statement:  (i) is complete in all material respects and has been prepared in conformity with (A) the books and records of the Company and (B) GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Company Financial Statement); and (ii) fairly presents, in all material respects, the consolidated financial position of the Company as of such dates and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company for the periods then ended.  No financial statement of any Person is required by GAAP to be included in the Company Financial Statements.

(c)           The books and records of the Company (i) reflect all items of income and expense and all assets and liabilities required to be reflected in the Company Financial Statements in accordance with GAAP and (ii) are in all material respects complete and correct.  The Company maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and (iii) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d)           There are no liabilities or obligations of the Company of any kind whatsoever (absolute, accrued, contingent, determined, determinable or otherwise), whether known or unknown, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, except such liabilities or obligations (i) that are fully reflected or provided for in the Balance Sheet or the Unaudited Interim Balance Sheet or the notes thereto, or (ii) that have arisen in the ordinary course of business, consistent with past practice, since the date of the Unaudited Interim Balance Sheet and of a type reflected or provided for in the Unaudited Interim Balance Sheet.

Section 2.7                    Absence of Changes. Since the date of the Balance Sheet:

(a)           no Material Adverse Effect has occurred, and no event, occurrence, development or state of circumstances or facts has occurred that will, or could reasonably be expected to, have a Material Adverse Effect;

(b)           the Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby;

(c)           the Company not taken or authorized the taking of any of the following:

(i)         formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(ii)         made any capital expenditure outside the ordinary course of business or made any single capital expenditure in excess of $10,000 or capital expenditures exceeding $25,000 in the aggregate;

(iii)         except in the ordinary course of business and consistent with past practice, entered into or become bound by, or permitted any of the assets owned or used by it to become bound by, any Company Contract, or amended or terminated, or waived any right under any Company Contract;

(iv)         acquired, leased or licensed any right or other asset from any other Person or sold or otherwise disposed of, leased, licensed or encumbered, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed, encumbered or disposed of by the Company in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of $5,000 individually, or $10,000 in the aggregate), or waived or relinquished any claim or right;

(v)         repurchased, repaid, or incurred any indebtedness or guaranteed any indebtedness of another Person, guaranteed any debt securities of another Person, entered into any “keep well” or other agreement to maintain any financial statement condition of another Person or entered into any arrangement having the economic effect of any of the foregoing;

(vi)         granted, created, incurred or suffered to exist any Encumbrance on the assets of the Company or written down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the ordinary course of business and consistent with past practice;

(vii)         made any loans, advances or capital contributions to, or investments in, any other Person;

(viii)         except as required to comply with applicable Laws or any Contract or Employee Benefit Plan in effect on the date hereof, (A) paid to any Employee, officer, director or independent contractor of the company any benefit not provided for under any Contract or Employee Benefit Plan in effect on the date hereof, (B) granted any awards under any Employee Benefit Plan, (C) taken any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Employee Benefit Plan, (D) taken any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Employee Benefit Plan, (E) adopted, entered into or amended any Employee Benefit Plan other than offer letters entered into with new Employees in the ordinary course of business consistent with past practice that provide, except as required by applicable Laws, for “at will employment” with no severance benefits or (F) made any material determination under any Employee Benefit Plan that is inconsistent with the ordinary course of business consistent with past practice; or

(ix)         except as required by GAAP or applicable Laws, changed its fiscal year, revalued any of its material assets or made any changes in financial or tax accounting methods, principles or practices;

(d)           none of the Company has agreed to take, or committed to take, any of the actions referred to in clauses “(b)” or “(c)” above.

Section 2.8                    Title to and Sufficiency of Assets.

(a)           The Company has good, valid, transferable and marketable title to, or valid leasehold interests in, all of its properties and assets, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)           The property and other assets owned by the Company or used under enforceable Contracts constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Company to conduct its business after the Closing in accordance with its past practice and as presently planned to be conducted.

Section 2.9                    Inventory.  All of the inventory of the Company (a) was acquired and is sufficient for the operation of its business in the ordinary course consistent with past practice, (b) is of a quality and quantity usable or saleable in the ordinary course of business, and (c) is valued on the books and records of the Company at the lower of cost or market with the cost determined under the first-in-first-out inventory valuation method consistent with past practice.  No previously sold inventory is subject to returns in excess of those historically experienced by the Company.

Section 2.10                  Bank Accounts; Receivables.

(a)           Section 2.10(a) of the Shareholder Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the balance as of the date hereof.

(b)           All accounts receivable of the Company (i) are valid, existing and collectible in a manner consistent with the Company’s past practice, without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered in each case in the ordinary course of business and (iii) are current and will be collected in full when due, and are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Encumbrance.  There are no disputes regarding the collectibility of any such accounts receivable.

Section 2.11                  Real Property.

(a)           The Company does not own and has never owned any real property.  The Company is not obligated and does not have an option to acquire an ownership interest in any real property.

(b)           Section 2.11(b) of the Shareholder Disclosure Schedule includes a true, correct and complete list of the Leased Real Property and the leases under which such Leased Real Property is leased, subleased or licensed, including all amendments or modifications to such leases (the “Leases”).  The Company has made available to the Purchaser complete copies of all Leases.  The Company is not a party to any lease, sublease, license, assignment or similar arrangement under which it is a lessor, sublessor, licensor or assignor of, or otherwise makes available for use by any third party of, any portion of the Leased Real Property, and the Company is not in violation of any zoning, building, safety or environmental ordinance, acquisition or requirement or Law applicable to such Leased Real Property.  With respect to each Lease, (i) the Lease is legal, valid, binding, enforceable according to its terms and in full force and effect, (ii) neither the Company nor, to the Knowledge of the Company, any other party to such Lease, is in breach or default under such Lease, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default under such Lease, (iii) each Lease will continue to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect immediately following the Closing, except as may result from actions that may be taken following the Closing and (iv) the Company does not owe any brokerage commissions or finder’s fees with respect to any such Lease which is not paid or accrued in full.

(c)           No damage or destruction has occurred with respect to any of the Leased Real Property for which the Company may be liable.  The improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

(d)           The premises leased pursuant to each Lease are supplied with utilities and other services necessary for the operation of such premises.

(e)           Except for the Permitted Encumbrances, no Leased Real Property is subject to (i) any Encumbrances, (ii) any decree or order of a Governmental Body (or, to the Knowledge of the Company, threatened or proposed decree or order of a Governmental Body), or (iii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

Section 2.12                  Personal Property.

(a)           All items of tangible personal property and assets of the Company (i) are free of defects and in good operating condition and in a state of good maintenance and repair, subject to ordinary wear and tear and (ii) were acquired and are usable in the regular and ordinary course of business.  Except as set forth in Section 2.12(a) of the Shareholder Disclosure Schedule, all of the tangible personal property and assets of the Company are located at the Real Property.

(b)           No Person other than the Company owns any equipment or other tangible personal property or asset that is necessary to the operation of the Company’s business, except for the leased equipment, property or assets listed on Section 2.12(b) of the Shareholder Disclosure Schedule.

(c)           Section 2.12(c) of the Shareholder Disclosure Schedule sets forth a true, correct and complete list and general description of each item of tangible personal property of the Company having a book value of more than $5,000.

Section 2.13                  Intellectual Property.

(a)           Section 2.13(a) of the Shareholder Disclosure Schedule contains a true, correct and complete list of all Company Registered Intellectual Property and all material unregistered Company Intellectual Property.  All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Bodies for the purpose of maintaining such Company Registered Intellectual Property.  The licensing by the Company of any Company Registered Intellectual Property has been subject to commercially reasonable quality control.

(b)           The Company owns, or is licensed or otherwise have the right to use, free and clear of any Encumbrances (other than Permitted Encumbrances), all Intellectual Property used in connection with the operation and conduct of its business.

(c)           Section 2.13(c) of the Shareholder Disclosure Schedule sets forth a true, correct and complete list of the Company Proprietary Software.  The Company has all right, title and interest in and to all intellectual property rights in the Company Proprietary Software, free and clear of all Encumbrances, except Permitted Encumbrances.  No portion of the Company Proprietary Software contains, embodies, uses, copies, comprises or requires the work of any third party.

(d)           All Company Intellectual Property which the Company purports to own was developed by (i) an Employee working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors, or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all Intellectual Property rights in the Company Intellectual Property.  To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of and are the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(e)           Neither the Company nor any of its products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party.  To the Knowledge of the Company, no Person has infringed upon or violated, or is infringing upon or violating, any Company Intellectual Property.

(f)           The Company is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by the Company of any of the Company Intellectual Property or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any product or service of the Company related thereto.

(g)           None of the source code of the Company has been published or disclosed by the Company, except pursuant to a written non-disclosure agreement that is in the standard form used by the Company or similar agreement requiring the recipient to keep such source code or trade secrets confidential, or, to the Knowledge of the Company, by any third party to any other third party except pursuant to licenses or other Contracts requiring such third party to keep such trade secrets confidential.  The current standard form of non-disclosure agreement used by the Company has been provided to the Purchaser prior to the date of this Agreement.

(h)           The Company has taken reasonable steps to protect its rights in the Confidential Information and any trade secret or confidential information of third parties used by the Company, and, except under confidentiality obligations, there has not been any disclosure by the Company of any Confidential Information or any such trade secret or confidential information of third parties.

Section 2.14                  Contracts.

(a)           Section 2.14(a) of the Shareholder Disclosure Schedule sets forth a true, correct and complete list of the following Contracts currently in force to which the Company is a party or under which the Company has continuing liabilities and/or obligations:

(i)           each Contract relating to the employment of, or the performance of services by, any Person, including any Employee, consultant or independent contractor;

(ii)          each Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property;

(iii)         all Contracts that (A) limit, or purport to limit, the ability of the Company, or any officers, directors, Employees, shareholders or other equity holders, agents or representatives of any of the Company (in their capacities as such) to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) would by their terms purport to be binding upon or impose any obligation upon the Purchaser or any of its Affiliates (other than the Company), (C) contain any so called “most favored nation” provisions or any similar provision requiring any of the Company to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties or (D) provide for “exclusivity,” preferred treatment or any similar requirement or under which any of the Company is restricted with respect to distribution, licensing, marketing, co-marketing or development;

(iv)         each Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v)          each Contract relating to the acquisition, issuance or transfer of any securities;

(vi)         bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages or other similar Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Company;

(vii)        each Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

(viii)       each Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(ix)          each Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(x)           each Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(xi)          each Contract constituting or relating to a Government Contract or  Government Bid, including task orders and proposals;

(xii)         each Contract that is a teaming agreement;

(xiii)        each Contract providing for “earn outs,” “performance guarantees” or other similar contingent payments, by or to the Company;

(xiv)        Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $10,000;

(xv)         Contracts for the cleanup, abatement or other actions in connection with any Materials of Environmental Concern, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xvi)        Contracts granting any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(xvii)       Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(xviii)      Contracts with customers or suppliers;

(xix)        each Contract that provides for confidentiality or non-disclosure of information by the Company;

(xx)         outstanding powers of attorney empowering any Person to act on behalf of the Company;

(xxi)        each Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practice; and

(xxii)       any other Contract that (A) contemplates or involves (x) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (y) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $10,000 in the aggregate, (B) has a term of more than sixty (60) days and that may not be terminated by the Company (without penalty) within sixty (60) days after the delivery of a termination notice by the Company, or (C) is material to the Company, individually or in the aggregate.

(b)           The Company has delivered to the Purchaser true, correct and complete copies of all written Company Contracts.  Section 2.14(b) of the Shareholder Disclosure Schedule provides a true, correct and complete description of the terms of each Company Contract that is not in written form.  Each Company Contract is valid and in full force and effect, is enforceable by the Company in accordance with its terms, and after the Closing will continue to be legal, valid, binding and enforceable on identical terms.  Except as set forth in Schedule 2.14(b) of the Shareholder Disclosure Schedule, the consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Company, the Purchaser or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Company Contract.

(c)           The Company has not violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract.

(d)           No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract or (iv) give any Person the right to cancel, terminate or modify any Company Contract.  The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract.  The Company has not waived any of its rights under any Company Contract.

(e)           No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.

(f)            Section 2.14(j) of the Shareholder Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company.

(g)           (i) The Company has complied with the terms and conditions of each Government Contract and Government Bid; (ii) the Company has complied with all requirements of Law pertaining to each Government Contract or Government Bid; (iii) all representations and certifications made by the Company with respect to any Government Contract or Government Bid were complete and accurate as of their effective date and the Company has fully complied with all such representations and certifications; (iv) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect, has been issued and remains unresolved, or  is expected with respect to any Government Contract or Government Bid; (v) other than pursuant to Government Contract requirements for withholding of fees under cost plus fixed fee contracts and labor withholdings under time and materials/labor hour contracts, no money due to the Company pertaining to any Government Contract or Government Bid has been withheld or set off nor has any claim been made to withhold or set off money, and the Company is entitled to all progress payments received with respect thereto; (vi) no stop work order has been issued with respect to any Government Contract or Government Bid; (vii) no material cost incurred by the Company pertaining to any Government Contract or Government Bid has been formally questioned or challenged, is the subject of any investigation or has been disallowed by any Governmental Body; (viii) there have not been any written notices challenging, questioning or disallowing any costs with respect to any Government Contract or Government Bid; and (ix) in the past six (6) years, there have not been any claims or equitable adjustments by the Company against any Governmental Body or any third party in excess of $20,000.

(h)           (i) Neither the Company nor any of the Company’s directors, officers, employees, consultants or agents is (or during the last five (5) years has been) under administrative, civil or criminal investigation, indictment or writ of information by any Governmental Body, or any audit or investigation by any Governmental Body, with respect to any alleged irregularity, misstatement, omission or noncompliance arising under or relating to any Government Contract or Government Bid or Laws applicable thereto; (ii) no such audit or investigation been threatened; and (iii) during the last five (5) years, the Company has not conducted or initiated any internal investigation or made any voluntary disclosure to any Governmental Body with respect to any alleged irregularity, misstatement, omission or noncompliance arising under or relating to a Government Contract or Government Bid or any Law applicable thereto.  To the Company’s Knowledge, there exists no irregularity, misstatement, omission or noncompliance arising under or relating to any Government Contract or Government Bid or any Law applicable thereto that has led or could lead to any of the consequences set forth in the immediately preceding sentence or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

(i)            There are (i) no outstanding claims or notices of violation against the Company, by any Governmental Body or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid, and (ii) except as set forth in Section 2.14(i) of the Shareholder Disclosure Schedule, no outstanding disputes between the Company, on the one hand, and any Governmental Body, on the other hand, under the Contract Disputes Act or any other Federal statute or between the Company, on the one hand, and any prime contractor, subcontractor, vendor or other third party, on the other hand, arising under or relating to any such Government Contract or Government Bid.

(j)            [intentionally left blank]

(k)           To the Company’s Knowledge, the Company has not submitted to any Governmental Body any inaccurate, untruthful or misleading cost or pricing data, certification, bid, proposal, report, claim or any other information relating to a Government Contract or Government Bid.

(l)            None of the Company or any of its directors, officers or employees has ever been (i) debarred or suspended from participation in, or the award of, Contracts with any Governmental Body, or (ii) subject to any debarment or suspension inquiry.  To the Company’s Knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company with respect to any prior, current, or future Government Contract or Government Bid. To the Company’s Knowledge, no payment or other benefit has been made or conferred by the Company or by any Person on behalf of the Company in connection with any Government Contract or Government Bid in violation of applicable Laws (including procurement Laws, the Foreign Corrupt Practices Act (15 U.S.C. 78dd-1 et. seq.) and international anti-bribery conventions and local anti-corruption and bribery Laws in jurisdictions in which the Company is operating).  The Company has not received any communication that alleges that the Company or any agent thereof is in violation of, or has liability under any such Laws.

(m)          The Company is in compliance with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995).  The Company has not been subject to any security audit or inspection by the United States government during the past three (3) years.  To the Company’s Knowledge, no facts currently exist that could reasonably be expected to give rise to the revocation of any security clearance of the Company or any employee of the Company.

(n)           Section 2.14(n) of the Shareholder Disclosure Schedule identifies by description or inventory number and contract all property, equipment, fixtures and software loaned, bailed or otherwise furnished to or held by the Company (or by subcontractors on behalf of Company) by or on behalf of the U.S. Government as of the date stated therein (said property, equipment, fixtures and software are herein referred to as the “GFE”).  As may be required, the Company has certified to the U.S. Government in a timely manner that all GFE is in good working order, reasonable wear and tear excepted, and otherwise meets the requirements of the applicable contract and all applicable Laws.  To the Company’s Knowledge, there are no outstanding loss, damage or destruction reports that have been or should have been submitted to any Governmental Body in respect of any GFE.

Section 2.15                  Compliance with Laws; Governmental Authorizations.

(a)           The Company is, and has at all times been, in substantial compliance with all applicable Laws.  The Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Law.

(b)           Section 2.15(b) of the Shareholder Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company and the Shareholders have delivered, or caused to be delivered, to the Purchaser true, correct and complete copies of all such Governmental Authorizations.  The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and as presently planned to be conducted.  The Company is in compliance with the terms and requirements of the respective Governmental Authorizations held by it.  The Company has not received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.  Section 2.15(b) of the Shareholder Disclosure Schedule identifies with an asterisk each Governmental Authorization set forth therein which by its terms cannot be transferred to the Purchaser at Closing.

Section 2.16                  Tax Matters.

(a)           All Tax Returns due to have been filed by the Company through the date hereof in accordance with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all respects.  Section 2.16(a) of the Shareholder Disclosure Schedule contains a true, correct and complete list of all jurisdictions (whether foreign or domestic) in which the Company does or is required to file Tax Returns.  No claim has ever been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(b)           All Taxes, deposits and other payments for which the Company has liability (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company.

(c)           The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

(d)           There are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by the Company.

(e)           All Tax deficiencies asserted as a result of any examination by a Governmental Body of a Tax Return of the Company have been paid in full, accrued on the books of the Company, as applicable, or finally settled, and no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed Tax deficiency for any other period not so examined.

(f)            No claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or threatened.

(g)           The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor or shareholder thereof or other third party.

(h)           There are no outstanding waivers or agreements between any Governmental Body and the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Governmental Body.

(i)            There are no Encumbrances for Taxes with respect to the Company or the assets or properties of the Company, nor is there any such Encumbrance that is pending or, to the Knowledge of the Company, threatened.

(j)            The Company is not a party to or bound by any Tax allocation or sharing agreement.

(k)           The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement.

(l)            The Company does not have any net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code or the federal consolidated return regulations (or any corresponding or similar provision of state, local or foreign income Tax Law).

(m)          The Company is not, and has not been, a member of an “affiliated group” of corporations (within the meaning of Code § 1504) filing a consolidated federal income tax return (other than a group the common parent of which was the Company).

(n)           The Company does not have any liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(o)           None of the Tax Returns described in Subsection (a) of this Section 2.16 contains any position which is or would be subject to penalties under Section 6662 of the Code (or any similar provision of provincial, state, local or foreign law) and the Treasury Regulations issued thereunder.

(p)           The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contract that could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of provincial, state, local or foreign Law).

(q)           The Company is, and has at all times been, in compliance with the provisions of Section 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.

(r)            The Company has not, at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2), and no IRS Form 8886 has been filed with respect to the Company nor has the Company entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Body.

(s)           The Company has not, directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof.

(t)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(u)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 2.17                  Employee Benefit Plans.

(a)           Section 2.17(a) of the Shareholder Disclosure Schedule contains a true, correct and complete list of each Company Benefit Plan and ERISA Affiliate Plan.  Any special tax status or tax benefits for plan participants enjoyed or offered by a Company Benefit Plan or ERISA Affiliate Plan is noted on such schedule.

(b)           With respect to each Company Benefit Plan and ERISA Affiliate Plan identified on Section 2.17(a) of the Shareholder Disclosure Schedule, the Company has heretofore delivered to the Purchaser true, correct and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust, insurance contract or other funding vehicle, any reports or summaries required under all applicable Laws, including ERISA or the Code, the most recent determination or opinion letter received from the Internal Revenue Service (“IRS”) with respect to each current Company Benefit Plan or ERISA Affiliate Plan intended to qualify under Code Section 401, nondiscrimination and coverage tests for the most recent three (3) full plan years, the three (3) most recent annual reports (Form 5500) filed with the IRS and financial statements (if applicable), the three (3) most recent actuarial reports or valuations (if applicable) and such other documentation with respect to any Company Benefit Plan or ERISA Affiliate Plan (whether current or not) as is reasonably requested by the Purchaser.

(c)           The records of the Company accurately reflect the employment or service histories of its Employees, independent contractors, contingent workers and leased employees, including their hours of service.

(d)           With respect to each Company Benefit Plan, (i) there has not occurred any non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA that would subject the Company or the Purchaser to any material liability, and (ii) no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan that is subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that would subject the Company or the Purchaser to any liability.  The Company has not incurred any excise taxes under Chapter 43 of the Code and nothing has occurred with respect to any Company Benefit Plan that would reasonably be expected to subject the Company or the Purchaser to any such taxes.  The transactions contemplated by this Agreement will not trigger any Taxes under Section 4978 of the Code.  No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and no Company Benefit Plan or ERISA Affiliate Plan is or was a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), nor have the Company or any of its ERISA Affiliates ever sponsored, maintained, contributed to, or had any liability or obligation with respect to, any such Company Benefit Plan or ERISA Affiliate Plan.

(e)           Each Company Benefit Plan or ERISA Affiliate Plan has been established, registered, qualified, invested, operated and administered in all respects in accordance with its terms and in compliance with all Applicable Benefit Laws.  The Company have performed and complied in all respects with all of their obligations under or with respect to the Company Benefit Plans.  The Company has not incurred, and no fact exists that reasonably could be expected to result in, any liability to the Company with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course of business consistent with past practice).  There are no current or, to the Knowledge of the Company, threatened or reasonably foreseeable Encumbrances on any assets of any Company Benefit Plan or ERISA Affiliate Plan.

(f)            No fact or circumstance exists that could adversely affect the tax-exempt status of a Company Benefit Plan or ERISA Affiliate Plan that is intended to be tax-exempt.  Further, each such plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or opinion letter with respect to all Applicable Benefits Laws on which the IRS will issue a favorable determination letter on its qualification, and nothing has occurred subsequent to the date of such favorable determination letter that could adversely affect the qualified status of any such plan.

(g)           There is no pending or, to the Knowledge of the Company, threatened (i) complaint, claim, charge, suit, proceeding or other action of any kind with respect to any Company Benefit Plan or ERISA Affiliate Plan (other than a routine claim for benefits in accordance with such Company Benefit Plan’s or ERISA Affiliate Plan’s claims procedures and that have not resulted in any litigation) or (ii) proceeding, examination, audit, inquiry, investigation, citation, or other action of any kind in or before any Governmental Body with respect to any Company Benefit Plan or ERISA Affiliate Plan and there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan or ERISA Affiliate Plan required to be registered. All benefit claims will be paid in accordance with Applicable Benefit Laws and the terms of the applicable Company Benefit Plan or ERISA Affiliate Plan.

(h)           All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to each Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are an obligation of the Company and not yet due have either been made to such Company Benefit Plan, or have been accrued on the Company Financial Statements.

(i)            With respect to each Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”), pursuant to which the HMO bears the liability for claims, or (iii) reflected as a liability or accrued for on the Company Financial Statements.  Except as set forth on Section 2.17(i) of the Shareholder Disclosure Schedule, no Company Benefit Plan provides or has ever provided benefits, including death, medical or health benefits (whether or not insured), after an Employee’s termination of employment, and the Company has no liabilities (contingent or otherwise) with respect thereto other than (A) continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA, and the regulations thereunder, and any other Applicable Benefit Laws, (B) death benefits or retirement benefits under any employee pension benefit plan, (C) deferred compensation benefits, reflected as liabilities on the Company Financial Statements, or (D) benefits the full cost of which is borne by the current or former Employee (or the Employee’s beneficiary).

(j)            The transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in (i) any payment of, or increase in, remuneration or benefits, to any Employee, officer, director or consultant of the Company, (ii) any cancellation of indebtedness owed to the Company by any Employee, officer, director or consultant of the Company, (iii) the acceleration of the vesting, funding or time of any payment or benefit to any Employee, officer, director or consultant of the Company or (iv) any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(k)           The Company has not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Company Benefit Plan, or (ii) adopt, amend or terminate any Company Benefit Plan, other than any amendment required by Applicable Benefit Laws.  Each Company Benefit Plan may be amended or terminated in accordance with its terms without liability to the Company or the Purchaser.

(l)            Section 2.17(l) of the Shareholder Disclosure Schedule identifies each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 (each a “NQDC Plan”).  With respect to each NQDC Plan, it either (A) has been operated in compliance with Code Section 409A since January 1, 2005, or (B) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18.

Section 2.18                  Employee Matters.

(a)           Section 2.18(a)(1) of the Shareholder Disclosure Schedule contains a true, correct and complete list of all Employees as of the date hereof, and accurately reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions.  All of the Employees are “at will” employees.  Section 2.18(a)(2) of the Shareholder Disclosure Schedule lists all Employees who are not citizens of the United States and identifies the visa or other similar permit under which such Employee is working and the dates of issuance and expiration of such visa or other similar permit.

(b)           Section 2.18(b) of the Shareholder Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

(c)           Section 2.18(c) of the Shareholder Disclosure Schedule contains a true, correct and complete list of all independent contractors used by the Company as of the date hereof, specifying the name of the independent contractor, type of labor, fees paid to such independent contractor for calendar year 2008 and from January 1, 2009 through November 30, 2009, work location and address.  Each independent contractor listed on Section 2.18(c) has the requisite Governmental Authorizations required to provide the services such independent contractor provides the Company.

(d)           To the Company’s Knowledge, the Company is, and has at all times been, in compliance with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including Laws for job applicants and employee background checks, meal and rest period for Employees, accrual and payment of vacation pay and paid time off, classifying Employees as exempt or non-exempt, crediting all non-exempt Employees for all hours worked, deductions from final pay of all terminated Employees and classifying independent contractors.

(e)           Neither the Company nor the Shareholders have made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the transactions contemplated hereby or otherwise.

Section 2.19                  Labor Matters.

(a)           No Employee, since becoming an Employee, has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Body.  The Company is not or has never been a signatory to a collective bargaining agreement with any trade union, labor organization or group.  No representation election petition or application for certification has been filed by employees of the Company or is pending with the NLRB or any other Governmental Body and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company has occurred, is in progress or, to the Knowledge of the Company, is threatened.

(b)           The Company is not and has never been engaged in any unfair labor practice and there is no pending or, to the Knowledge of the Company, threatened labor board proceeding of any kind.  The Company is in compliance with all Labor Laws.  No citations, claims, complaints, grievances, charges, disputes, proceedings, examinations, audits, inquiries, investigations or other actions have been issued or filed or are pending or, to the Knowledge of the Company, threatened under the Labor Laws with respect to the Company.  The Company has good labor relations, and the Company has no reason to believe that (i) the consummation of the transactions contemplated by this Agreement will have a material adverse effect on its labor relations, or (ii) any of the Employees intends to terminate his or her employment with the Company.

(c)           Since January 1, 2007, the Company has not effectuated (i) a “plant closing” (as defined in the WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the WARN) affecting any site of employment or facility of the Company.  Since January 1, 2007, the Company has not been affected by any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN.  None of the Employees has suffered an “employment loss” (as defined in the WARN) in the ninety (90) days prior to the date hereof and the Purchaser will not incur any liability or obligation under the WARN if, during the ninety (90) day period immediately following the Closing Date, only terminations in the normal course occur.  No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and any of its employees has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under any applicable Law.

(d)           The Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.  The Company has provided the Purchaser with a copy of its policies of for providing leaves of absence under FMLA and their FMLA notices.

Section 2.20                  Environmental Matters.

(a)           The Company is in material compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.  All Governmental Authorizations currently held by any of the Company pursuant to Environmental Laws are identified in Section 2.20(a) of the Shareholder Disclosure Schedule.

(b)           The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future.

(c)           To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law.

(d)           Section 2.20(d) of the Shareholder Disclosure Schedule sets forth a true, correct and complete list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and/or audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Body or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to.  A complete and accurate copy of each such document has been provided to the Purchaser.  The Company has provided to the Purchaser true, correct and complete copies of all reports, correspondence, memoranda, computer data and the complete files relating to environmental matters.

(e)           The Company has not entered into or agreed to enter into, nor has any present intent to enter into, any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Materials of Environmental Concern under, any applicable Environmental Law.

(f)            The Company has not at any time been subject to any administrative or judicial proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws.  The Company is not subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission the Company or the employees, agents or representatives thereof or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any Material of Environmental Concern was Released.

(g)           No improvement or equipment included in the property or assets of the Company contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any property or asset.  The Company has not imported, received, manufactured, produced, processed, labeled, or shipped, stored, used, operated, transported, treated or disposed of any Materials of Environmental Concern other than in compliance with all Environmental Laws.

Section 2.21                  Insurance. Section 2.21 of the Shareholder Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds for the current policy year relating to the Company and its respective Employees, officers and directors.  The Company maintains, and has maintained, policies of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations.  The Company has not received notice of termination or cancellation of any such policy.  The Company has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.  All premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been or will be paid in a timely fashion.  There has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse.  The Company does not have any obligation for retrospective premiums for any period prior to the Closing Date.  All such policies are in full force and effect and will remain in full force and effect up to and including the Closing Date, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions.  There are no claims pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 2.22                  Related Party Transactions.  No Related Party has, and no Related Party has at any time had, any direct or indirect interest in any asset used in or otherwise relating to the business of any of the Company.  No Related Party is, or has been, indebted to any of the Company.  Except as set forth in Section 2.22 of the Shareholder Disclosure Schedule, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving any of the Company.  No Related Party is competing, or has at any time competed, directly or indirectly, with any of the Company.  No Related Party has any claim or right against any of the Company (other than rights to receive compensation for services performed as an Employee).

Section 2.23                  Legal Proceedings; Orders.

(a)           There is no pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding (i) that involves any of the Shareholders, (ii) that involves the Company or any of the assets owned, used or controlled by the Company, or (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement or any of the Shareholder Related Agreements.  No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject.  To the Knowledge of the Company, no officer or other Employee is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other Employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

Section 2.24                  Customers and Suppliers.  Section 2.24 of the Shareholder Disclosure Schedule contains a true, correct and complete list of the names and addresses of the customers and suppliers.  The Company maintains good commercial relations with each of its customers and suppliers and, to the Knowledge of the Company, no event has occurred that could materially and adversely affect the Company’s relations with any such customer or supplier.  No customer (or former customer) or supplier (or former supplier) during the prior twelve (12) months has canceled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of such customer’s or supplier’s Contracts with the Company or to decrease such customer’s usage of the Company’s services or products or such supplier’s supply of services or products.  The Company has not received any notice and the Company does not have any Knowledge to the effect that any current customer or supplier may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated hereby or otherwise.

Section 2.25                  Product and Service Warranties.

(a)           The Company does not make any warranty or guaranty as to goods manufactured, sold, leased, licensed or delivered or services provided by it, except as set forth in Section 2.25(a) of the Shareholder Disclosure Schedule, and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty.  All goods manufactured, sold, leased, licensed or delivered, or services provided by the Company have been in conformity with all applicable contractual commitments and all express and implied warranties.

(b)           Adequate reserves for any expense to be incurred by the Company as a result of any express or implied warranty or guaranty as to goods sold, leased or licensed, or services provided by, the Company prior to the Closing will be reflected on the Final Net Book Value Schedule.

Section 2.26                  Finder’s Fee.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company, or officer, member, director or employee of the Company, or any Affiliate of the Company.

Section 2.27                  Certain Payments.  Neither the Company, nor any manager, officer, Employee, agent or other Person associated with or acting for or on behalf of any of the Company, has at any time, directly or indirectly:

(a)           used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b)           made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;

(c)           made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d)           performed any favor or given any gift which was not deductible for federal income tax purposes;

(e)           made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f)           agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(e)” above.

Section 2.28                  Full Disclosure. To the Company’s Knowledge, neither this Agreement nor the Shareholder Disclosure Schedule (i) contains any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omits to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and each of the Shareholders, as of the date hereof and as of the Closing Date, as set forth below.

Section 3.1                    Corporate Existence and Power.  The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Purchaser’s business, financial condition or results of operations.

Section 3.2                    Authorization; Binding Nature of Agreement.  The Purchaser has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement and under each Purchaser Related Agreement to which it is a party, and the execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Related Agreements have been duly authorized by all necessary action on the part of the Purchaser and its board of directors.  This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.  Upon the execution and delivery by or on behalf of the Purchaser of each Purchaser Related Agreement, such Purchaser Related Agreement will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.3                    Absence of Restrictions; Required Consents.  Neither (1) the execution, delivery or performance by the Purchaser of this Agreement or any of the Purchaser Related Agreements, nor (2) the consummation of transactions contemplated by this Agreement or any of the Purchaser Related Agreements, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of the Purchaser Constituent Documents;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Purchaser, or any of the assets owned, used or controlled by the Purchaser, is subject; or

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or that otherwise relates to the business of the Purchaser or to any of the assets owned, used or controlled by the Purchaser.

ARTICLE IV
CERTAIN COVENANTS AND AGREEMENTS

Section 4.1                    Tax Matters.

(a)           Tax Periods Ending on or Before the Closing Date.  The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date (“Pre-Closing Tax Periods”).

(b)           Tax Periods Beginning Before and Ending After the Closing Date.  The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”).

(c)           Payment of Taxes.  The Shareholders shall be responsible for and shall indemnify the Purchaser from and against, any Tax with respect to the Company that is attributable to a Pre-Closing Tax Period or to that portion of Straddle Tax Period that ends on the Closing Date, in each case to the extent that such Tax exceeds the amount (if any) reflected as a current liability for such Tax in the Final Net Book Value Schedule.  Within five (5) days prior to the due date for the payment of any such Tax, if the amount of such Tax for which the Shareholders are responsible pursuant to this Section 4.1 exceeds the amount reflected as a current liability for such Tax in the Final Net Book Value Schedule, the Shareholders shall pay to the Purchaser an amount equal to such excess.  For purposes of this Section  4.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(d)           Cooperation on Tax Matters.  The Purchaser, the Company and the Shareholders shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 4.1 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)           Transfer Taxes.  Any Taxes or recording fees payable as a result of the purchase and sale of the Shares or any other action contemplated hereby (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be paid by the Shareholders.  The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

Section 4.2                    Non-Competition.

(a)           Confidential Information.  The Company and each Shareholder shall hold in confidence at all times following the date hereof all Confidential Information and shall not disclose, publish or make use of Confidential Information at any time following the date hereof without the prior written consent of the Purchaser.

(b)           Noncompetition.

(i)         Each Shareholder hereby acknowledges that (A) the Company conducts the Business and/or has current plans to expand the Business throughout the Territory and (B) to protect adequately the interest of the Purchaser in the business and goodwill of the Company, it is essential that any noncompetition covenant with respect thereto cover all of the Business and the entire Territory.

(ii)         No Shareholder shall, during the Noncompete Period, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (A) engage in the Business within the Territory, or (B) have an equity or profit interest in, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting or other nature) or lend money to any Person that engages in the Business within the Territory.  Notwithstanding the foregoing, the continued ownership of SERES Engineering Services, LLC, formerly Advent Services, LLC (“SERES”)  by the Shareholders, SERES’s continued pursuit of the Business within the Territory and Kenna Sellers’ expenditure of up to eight hours per week on the financial management process for SERES (but not marketing for or operational management of SERES) shall not constitute a violation of this Section 4.2(b); provided, that, such ownership is passive in nature other than Ms. Sellers’ services described above.

(c)           Nonsolicitation.  No Shareholder shall, during the Noncompete Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person including through SERES: (i) (A) recruit or solicit or attempt to recruit or solicit, on any of their behalves or on behalf of any other Person, any employee of the Company or an Affiliate thereof, (B) encourage any Person (other than the Purchaser or one of its Affiliates) to recruit or solicit any employee of the Company or an Affiliate thereof, or (C) otherwise encourage any employee of the Company or an Affiliate thereof to discontinue his or her employment by the Company or one of its Affiliates; (ii) solicit any customer of the Company or an Affiliate thereof who is or has been a customer on or prior to the Closing Date for the purpose of providing, distributing or selling products or services similar to those sold or provided by the Company; or (iii) persuade or attempt to persuade any customer or supplier of the Company (or any of its Affiliates) to terminate or modify such customer’s or supplier’s relationship with the Company (or any of its Affiliates).

(d)           Severability.  In the event a judicial or arbitral determination is made that any provision of this Section 4.2 constitutes an unreasonable or otherwise unenforceable restriction against the Shareholders, the provisions of this Section 4.2 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Shareholders.  In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 4.2 and to apply the provisions of this Section 4.2 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority.  Moreover, notwithstanding the fact that any provision of this Section 4.2 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by any Shareholder.  The time period during which the prohibitions set forth in this Section 4.2 shall apply shall be tolled and suspended for a period equal to the aggregate time during which a Shareholder violates such prohibitions in any respect.

(e)           Injunctive Relief.  Any remedy at law for any breach of the provisions contained in this Section 4.2 shall be inadequate and the Purchaser shall be entitled to injunctive relief in addition to any other remedy the Purchaser might have hereunder.

Section 4.3                    Release.  In consideration for the Purchase Price, as of and following the Closing Date, each Shareholder knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Shareholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement.

Section 4.4                    Maintenance of Insurance.  Following the Closing, Purchaser will establish and maintain (on an ongoing basis) coverage under Purchaser’s insurance programs for all of such of Company’s risks and liabilities existing prior to the Closing Date on terms (including retroactive dates to 1992 for professional liability) in an amount at least equal to the insurance coverages maintained by the Company as of the Closing Date as reflected on Section 2.21 of the Shareholder Disclosure Schedule.  In connection therewith, the officers, directors, employees and subcontractors of the Company will be insured under such coverages for such pre-closing date liabilities and risks to the same extent reflected in such pre-Closing Company coverage, provided that the Shareholders shall be responsible for the payment of any and all deductibles or self-insured retentions relating to any covered claims; provided that such Shareholders responsibility shall not exceed deductible and retention amounts calculated based on the terms in effect under the Company’s policies immediately prior to the Closing Date.

ARTICLE V
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement and the Purchaser Related Agreements are subject to the satisfaction (or written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

Section 5.1                    Accuracy of Representations.  Each of the representations and warranties of the Company and the Shareholders contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and each of the representations and warranties of the Company and the Shareholders contained in this Agreement that are not qualified shall be true and correct in all material respects, in each case, as of the date of the Closing Date.

Section 5.2                    Consents.  All consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Person required in connection with the execution, delivery or performance hereof shall have been obtained or made and shall be in full force and effect, in each case in form and substance reasonably satisfactory to the Purchaser.

Section 5.3                    Ancillary Agreements and Deliveries.  The Shareholders shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 7.2, each of which shall be in full force and effect.

Section 5.4                    Payoff Letters.  The Shareholders shall have delivered, or caused to be delivered, to the Purchaser payoff letters (the “Payoff Letters”), reasonably satisfactory to the Purchaser, evidencing that the Closing Date Indebtedness shall be repaid in full by such disbursement of a portion of the Purchase Price, including a Payoff Letter for the Company’s line of credit.

Section 5.5                    Release of Encumbrances.  The Shareholders shall have delivered, or caused to be delivered, to the Purchaser evidence reasonably satisfactory to the Purchaser that all Encumbrances (other than Permitted Encumbrances) affecting any of the assets of the Company have been released, or will be released upon repayment of the Closing Date Indebtedness pursuant hereto.

Section 5.6                    No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable that makes the Closing illegal.

Section 5.7                    No Litigation.  There shall not be pending or threatened any Legal Proceeding by or before any Governmental Body against the Purchaser, a Shareholder or the Company (a) seeking to restrain or prohibit the Purchaser’s direct or indirect ownership or operation of all or a significant portion of the business and assets of the Company, or to compel the Purchaser or any of its Affiliates to dispose of or hold separate any significant portion of the business or assets of the Company, (b) seeking to restrain or prohibit or make materially more costly the consummation of the transactions contemplated by this Agreement, or seeking to obtain from the Purchaser or the Company any material damages, (c) seeking to impose limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of the Shares, or (d) which otherwise could reasonably be expected to have a Material Adverse Effect.

Section 5.8                    Employee Matters.  The Company shall have made, or caused to be made, all contributions and paid all premiums under each Company Benefit Plan and ERISA Affiliate Plan, other than a pension benefit plan within the meaning of ERISA § 3(2), with respect to periods ending on or prior to the Closing Date.  If and as requested by the Purchaser, the Company shall have terminated certain or all of the Company Benefit Plans and shall bear all the expenses of terminating such plans.

Section 5.9                    Related Party Transactions.  The Company shall caused to be paid to the Company all amounts owed to such the Company by any Shareholder or any Related Party.  At and as of the Closing Date, any debts of the Company owed to any of the Shareholders or to any Related Party shall be canceled, except those obligations owed to any such Shareholder or Related Party in respect of his or her employment with the Company.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE
SHAREHOLDERS

The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement and the Shareholder Related Agreements are subject to the satisfaction (or written waiver), at or prior to the Closing, of the following conditions:

Section 6.1                    Accuracy of Representations.  Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

Section 6.2                    Ancillary Agreements and Deliveries.  The Purchaser shall have delivered, or caused to be delivered, to the Shareholders the items listed in Section 7.3, each of which, in the case of agreements and documents, shall be in full force and effect.

Section 6.3                    No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereunder shall have been issued by any Governmental Body and shall remain in effect, and there shall not be any Law enacted or deemed applicable to the transactions contemplated hereunder that makes the Closing illegal.

Section 6.4                    Consents.  All consents approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body shall have been obtained or made on terms and conditions reasonably satisfactory to the Shareholders.

ARTICLE VII
CLOSING

Section 7.1                    Closing.  Unless otherwise mutually agreed in writing between the Purchaser and the Shareholders, the Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, N.E., Suite 2400, Atlanta, Georgia 30308 promptly upon signing of this Agreement.

Section 7.2                    Shareholder and Company Closing Deliveries.  At the Closing, the Shareholders and the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser the following:

(a)           certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of assignment  requested by and reasonably satisfactory in form and substance to the Purchaser;

(b)           the Closing Date Indebtedness Statement in accordance with Section 1.3;

(c)           the organizational record books, minute books and corporate seal of the Company;

(d)           a Payoff Letter showing satisfaction in full of the Company’s line of credit upon disbursement of a portion of the Purchase Price in repayment of amounts owed under such line and the full release of any related Encumbances;

(e)           the employment agreements attached hereto as Exhibits 7.2(e)(1) and (2) with Jeffrey Smoak and Kenna Sellers, respectively, and the retention agreements in the form attached hereto as Exhibit 7.2(e)(3) executed by Richard Coomes, Todd Moody, Rodney Truman, Mark Stoker and Larry Fowler;

(f)           written resignations of the directors and officers of the Company, effective as of the Closing Date;

(g)          a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching copies of the certificate of incorporation and bylaws, and any amendments thereto, of the Company, (ii) attaching a true, correct and complete copy of the stock ledger of the Company from the date of its incorporation through the Closing Date, (iii) certifying that attached thereto are true, correct and complete copies of action by written consent or resolutions duly adopted by the Board of Directors of the Company which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iv) certifying the good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and that there are no proceedings for the dissolution or liquidation of the Company, and (v) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company; and

(h)           all other documents required to be entered into by the Company and the Shareholders pursuant hereto or reasonably requested by the Purchaser to convey the Shares to the Purchaser or to otherwise consummate the transactions contemplated hereby, including the documents listed in Section 7.2.

Section 7.3                    Purchaser Closing Deliveries.  At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Shareholder Representative the following:

(a)           the portion of the Purchase Price to be paid at the Closing pursuant to Section 1.4(a)(ii), and shall pay the Closing Date Indebtedness pursuant to Section 1.4(a)(i), paid and delivered in accordance with each such Section;

(b)           the Seller Notes; and

(c)           and all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

ARTICLE VIII
INDEMNIFICATION

Section 8.1                    Indemnification Obligations of the Shareholders.  From and after the Closing, the Shareholders shall, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against, and compensate, reimburse and pay the Purchaser Indemnified Parties for, any and all Losses arising out of or relating to:

(a)           any inaccuracy in or breach of any representation or warranty of the Company or the Shareholders set forth in this Agreement or any other Shareholder Related Agreement (without giving effect to any materiality qualification contained in such representation or warranty), provided, that, with respect to the representations set forth in Sections 2.1 through 2.5, 2.7, 2.9 through 2.13, 2.19, 2.21, 2.22 and 2.24 through 2.28 any inaccuracy in or breach of any such representation or warranty as to which the Company or Shareholder making such representation or warranty had Knowledge;

(b)           any breach of any covenant, agreement or undertaking made by the Company or the Shareholders in this Agreement or in any Shareholder Related Agreement;

(c)           any of the Company Benefit Plans in respect of or relating to any period ending on or prior to the Closing Date, including the termination thereof pursuant to Section 5.8, if termination is requested by Purchaser;

(d)           any liability or obligation of the Company for (i) any Taxes that are the responsibility of the Shareholders pursuant to Section 4.1, (ii) any Taxes incurred in any Tax period beginning after the Closing Date but arising from the settlement or other resolution with any Governmental Body of an asserted Tax liability which relates to any Tax period or portion thereof ending on or before the Closing Date, or (iii) the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of other federal, provincial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise, in each case whether or not disclosed to the Purchaser in any Schedules to this Agreement, the Company Financial Statements or otherwise;

(e)           the Closing Date Indebtedness; or

(f)            a claim by Mr. Viebrock regarding ownership of Company Common Stock as discussed in Section 2.5 of the Shareholder Disclosure Schedule.

The Losses of the Purchaser Indemnified Parties described in this Section 8.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 8.2                    Indemnification Obligations of the Purchaser.  From and after the Closing, the Purchaser shall indemnify and hold harmless the Shareholder Indemnified Parties from and against, and  compensate, reimburse and pay the Shareholder Indemnified Parties for, any and all Losses arising out of or relating to:

(a)           any inaccuracy in or breach of any representation or warranty of the Purchaser set forth in this Agreement or in any Purchaser Related Agreement (without giving effect to any materiality qualification or contained in such representation or warranty); or

(b)           any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Related Agreement.

The Losses of the Shareholder Indemnified Parties described in this Section 8.2 as to which the Shareholder Indemnified Parties are entitled to indemnification are collectively referred to as “Shareholder Losses.”

Section 8.3                    Indemnification Procedure.

(a)           Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), such Indemnified Party shall provide written notice thereof to the party obligated to indemnify under this Agreement (the “Indemnifying Party”), provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Shareholder Losses (as the case may be) resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20)-day period, then any Purchaser Losses or any Shareholder Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred.  In any Third-Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)           No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain diligently the defense of such Third-Party Claim pursuant to Section 8.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim and such release does not contain any admission or statement acknowledging any wrongdoing or liability on behalf of the Indemnifying Party.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)           In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”).  Such Notice of Claim shall specify the basis for such Direct Claim.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 8.3(c), it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 8.4.  In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article VIII, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined.  In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, as promptly as reasonably practicable, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

Section 8.4                    Survival Period.  The representations and warranties made by the parties herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, the two-year anniversary of the Closing Date; provided, however, that (a) each of the representations and warranties contained in  Section 2.1 (Organization; Standing and Power; Subsidiaries), Section 2.3 (Authority; Binding Nature of Agreement), Section 2.5 (Capitalization), Section 3.1 (Corporate Existence and Power) and Section 3.2 (Authorization), and any claim for fraud or intentional misconduct shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, and (b) each of the representations and warranties contained in Section 2.16 (Tax Matters),  Section 2.17 (Employee Benefit Plans), Section 2.18 (Employee Matters), Section 2.19 (Labor Matters) and Section 2.20 (Environmental Matters) shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than the date of expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters.  The covenants and agreements of the parties hereunder shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely.  Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 8.5                    Liability Limits.

(a)           Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim against the Shareholders for indemnification under Section 8.1(a) for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds $25,000 (the “Purchaser Basket”), in which event the Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses, including the initial $25,000.  The total aggregate liability of the Shareholders for Purchaser Losses with respect to any claims made pursuant to Section 8.1(a) shall be limited to 35% of the aggregate Purchase Price (the “Purchaser Cap”).  Notwithstanding the foregoing, the limitations set forth in this Section 8.5 shall not apply to any Purchaser Losses arising out of or related to fraud or willful misconduct or a breach of any representations and warranties contained in Sections 2.1, 2.3, 2.5, or 2.16, and the Shareholders shall be liable for all Purchaser Losses with respect thereto.

(b)           Notwithstanding anything herein to the contrary any Loss otherwise indemnifiable hereunder shall be reduced by any amount recovered in connection therewith under any insurance policy.

Section 8.6                    Investigations.  The respective representations and warranties of the parties contained in this Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this Article VIII shall not be deemed waived or otherwise affected by any investigation made, or Knowledge acquired, by a party.

Section 8.7                    Offset Against Seller Notes and Contingent Consideration.  In the event Purchaser shall suffer any Losses for which Purchaser is entitled to recovery under this Article VIII, Purchaser shall, subject to compliance with the procedures set forth in Section 8.3 set off an amount equal to such finally determined Losses first by offsetting an amount equal to the aggregate amount of such Losses against the total principal and accrued interest outstanding under the Seller Notes pro-rata among such notes and, second, from any Contingent Consideration that becomes payable pursuant to Section 1.6.  Purchaser shall not be entitled to set off more than once for the same Losses.  To the extent that the above rights of set off are not sufficient to satisfy a claim for Losses, Purchaser should be entitled to recover for such Losses directly from the Shareholders giving such indemnification.

Section 8.8                    Exclusive Remedy.  Except for actions grounded in fraud, from and after the Closing, the indemnities provided in this Article VIII shall constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any agreement entered into in connection herewith.

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1                    Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 9.2                    Fees and Expenses.  Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement; provided, however, that the Shareholders shall be responsible for all Transaction Expenses.

Section 9.3                    Waiver; Amendment.  Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party.  A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.  This Agreement may not be amended, modified or supplemented except by written agreement of the parties.

Section 9.4                    Entire Agreement.  This Agreement, the Seller Notes and the confidentiality agreement between the Purchaser and the Company dated May 11, 2009 constitute the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

Section 9.5                    Execution of Agreement; Counterparts; Electronic Signatures.

(a)           This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterparts.

(b)           The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 9.6                    Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 9.7                    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.8                    Assignment and Successors.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that the Purchaser may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of the Purchaser.  If Purchaser assigns its obligations under the Seller Notes or otherwise under this Agreement to an Affiliate, such Affiliate’s obligations shall be unconditionally guaranteed by Purchaser.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

Section 9.9                    Parties in Interest.  Except for the provisions of Article VIII, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

Section 9.10                  Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

The Company (prior to the Closing) and the Shareholders:
1780 James Basford Place
Mt Pleasant, SC 29466
Attention:  Kenna Sellers
E-mail address: kesellers@adventenv.com

The Company (prior to the Closing) and the Shareholders:
50 Pelican Reach
Isle of Palms, SC 29451
Attention:  Jeffrey C. Smoak
E-mail address: jcsmoak@adventenv.com

with a mandatory copy to (which copy shall not constitute notice):
Dr. Karl J. Duff, PhD, J.D.
Professional Liability Consultants, LLC
2205 Riverstone Blvd.
Suite 108
Riverstone Professional Building
Canton, GA 30114
Fax no.:  (770) 345-3573
E-mail address:  kduff@tempus-plc.com

Purchaser:             Versar, Inc.
6850 Versar Center
Springfield VA 22151
Attention:              James C. Dobbs
Fax no.:                   (703) 642-6942
E-mail address:      jdobbs@versar.com

with a mandatory copy to (which copy shall not constitute notice):
Paul Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E.
Suite 2400
Atlanta, GA 30308
Attention:              Elizabeth H. Noe
Fax no.:                   (404) 685-5287
E-mail address:     elizabethnoe@paulhastings.com

Section 9.11                  Construction; Usage.

(a)           Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)           the singular number includes the plural number and vice versa;

(ii)          reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)         reference to any gender includes each other gender;

(iv)         reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)          reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)         “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)       “including” means including without limiting the generality of any description preceding such term; and

(viii)      references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(c)           Headings.  The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 9.12                  Enforcement of Agreement. The parties acknowledge and agree that the Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company or the Shareholders could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 9.13                  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.14                  Schedules and Exhibits.  The Schedules and Exhibits (including the Shareholder Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

*       *       *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

VERSAR, INC.

By:	/s/ Michael J. Abram
	Name:	Michael J. Abram
	Title:	Senior Vice President

COMPANY:

ADVENT ENVIRONMENTAL, INC.

By:	/s/ Jeffrey C. Smoak
	Name:	Jeffrey C. Smoak
	Title:	President

SHAREHOLDERS:
/s/ Kenna E. Sellers
Kenna E. Sellers
/s/ Jeffrey C. Smoak
Jeffrey Smoak
Margaret M. Spicher by Kenna Sellers attorney in fact
The Mark A. Sellers Revocable Life Insurance Trust, through Margaret Mitchum Spicher, Trustee
Kenna E. Sellers
The Mark A. Sellers Revocable Life Insurance Trust, through Kenna E. Sellers, Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Exhibit A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accounting Referee” has the meaning set forth in Section 1.5(c).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” means this Stock Purchase Agreement, as amended from time to time.

“Applicable Benefit Laws” mean all Laws applicable to any Company Benefit Plan or ERISA Affiliate Plan.

“Balance Sheet” has the meaning set forth in Section 2.6(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.3.

“Business” means environmental and compliance consulting including munitions response, pollution prevention, restoration, and engineering support for these aforementioned services.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“Closing” means the consummation of the purchase and sale of the Shares, as set forth in Article VII of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Indebtedness” means any indebtedness of any of the Company with respect to (a) borrowed money and (b) notes payable, as of the Closing Date.

“Closing Date Indebtedness Statement” has the meaning set forth in Section 1.3.

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or to which the Company makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which the Company has any liability or obligation.

“Company Constituent Documents” has the meaning set forth in Section 2.2.

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Contract” means any Contract, including any amendment or supplement thereto, (a) to which any of the Company is a party, (b) by which any of the Company or any of their respective assets is or may become bound or under which any of the Company has, or may become subject to, any obligation or (c) under which any of the Company has or may acquire any right or interest.

“Company Financial Statements” has the meaning set forth in Section 2.6(a).

“Company Intellectual Property” means all Intellectual Property owned by, licensed to or used by any of the Company.

“Company Losses” has the meaning set forth in Section 8.2.

“Company Proprietary Software” means all Software owned by the Company.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to the Company.

“Confidential Information” means any data or information concerning the Company (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training or (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere.  Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or a Shareholder of any covenant or obligation set forth in this Agreement.

“Contingent Consideration” has the meaning set forth in Section 1.6(a).

“Contract” means any written, oral or other agreement, contract, subcontract, task or delivery order, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Direct Claim” has the meaning set forth in Section 8.3(c).

“EBITDA” has the meaning set forth in Section 1.6(a).

“EBITDA Statement” has the meaning set forth in Section 1.6(b).

“Employee” means an employee of any of the Company.

“Employee Benefit Plan” means with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits, and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

“Final Net Book Value Schedule” means the Net Book Value Schedule, as finally determined pursuant to Section 1.5.

“FMLA” means the United States Family and Medical Leave Act.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authorization” means any (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law or (b) right under any Contract with any Governmental Body.

“Government Bid” means any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supranational or other government or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Government Contract” means any prime contract, subcontract, letter contract, purchase order, task order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“HMO” has the meaning set forth in Section 2.17(i).

“Holdback Amount” has the meaning set forth in Section 1.4(a)(iii).

“Indemnified Party” means a Purchaser Indemnified Party or a Shareholder Indemnified Party.

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (f) all Software, databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.

“IRS” has the meaning set forth in Section 2.17(b).

“Knowledge.”  An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:

(a)           such individual is actually aware of such fact or other matter; or

(b)           such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any of Kenna Sellers, Jeffrey Smoak and Rich Coomes, as applicable, has Knowledge of such fact or other matter.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Americans with Disabilities Act, the United States Age Discrimination in Employment Act, FMLA, WARN, the Occupational Safety and Health Act of 1970, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973.

“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” means the parcels of real property of which the Company is the lessee or sublessee (together with all fixtures and improvements thereon).

“Leases” has the meaning set forth in Section 2.11(b).

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Losses” means any and all claims, liabilities, obligations, damages, losses, penalties, fines, judgments, costs and expenses (including amounts paid in settlement, costs of investigation and attorney’s fees and expenses), whenever arising or incurred, and whether arising out of a third party claim.

“Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, financial condition, prospects, capitalization, assets, liabilities, operations or financial performance of any of the Company, (b) the ability of the Company or a Shareholder to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date, or (c) the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company.

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substances that are now or hereafter regulated by any Environmental Law or that are otherwise a danger to health, reproduction or the environment.

“Net Book Value” means the total assets of the Company less total liabilities of the Company less intangible assets of the Company, all calculated in accordance with GAAP as reflected on the Net Book Value Schedule, provided that total liabilities shall be adjusted to exclude up to $25,000 of legal costs for a protest related to the Company’s AFCEE-ECOS contract.

“Net Book Value Deficit” means the amount by which the Net Book Value is less than the Target Net Book Value.

“Net Book Value Schedule” means a statement of the total assets of the Company, the total liabilities of the Company and total intangible assets of the Company as of the close of business on the Closing Date.

“Net Book Value Surplus” means the amount by which the Net Book Value is greater than the Target Net Book Value.

“NLRB” means the United States National Labor Relations Board.

“Noncompete Period” means (i) the period beginning on the Closing Date and continuing for a period of two years after the Closing Date or (ii) one year following termination of employment with the Company as to any shareholder who is an employee of the Company following the Closing.

“Notice of Claim” has the meaning set forth in Section 8.3(c).

“NQDC Plan” has the meaning set forth in Section 2.17(l).

“Order” means any decree, permanent injunction, order or similar action.

“OSHA” means the United States Occupational Safety and Health Administration.

“Payoff Letters” has the meaning set forth in Section 5.4(e).

“Permitted Encumbrance” means any (a) Encumbrance for Taxes not yet due and payable (excluding Encumbrances arising under ERISA or the Code), (b) Encumbrances of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (c) in the case of the Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, Governmental Body or other organization.

“Pre-Closing Tax Periods” has the meaning set forth in Section 4.11(a).

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchaser” has the meaning set forth in Section Preamble.

“Purchaser Basket” has the meaning set forth in Section 8.5.

“Purchaser Cap” has the meaning set forth in Section 8.5.

“Purchaser Constituent Documents” means the certificate of incorporation and the bylaws, including all amendments thereto, of the Purchaser.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates (including the Company), their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser Losses” has the meaning set forth in Section 8.1.

“Purchaser Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Receivables” means the accounts receivable, notes receivable and other receivables of any of the Company as of the close of business on the Closing Date.

“Registered Intellectual Property” means all (a) patents and patent applications (including provisional applications), (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks, (c) registered copyrights and applications for copyright registration, (d) domain name registrations and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with or by any Governmental Body.

“Related Agreements” means the Purchaser Related Agreements and the Shareholder Related Agreements.

“Related Party” means (a) each Shareholder, (b) each individual who is, or who has at any time been, an officer or director of the Company, (c) each member of the immediate family of each of the individuals referred to in clause (a) or (b) above and (d) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (a), (b) and (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Release” means with respect to any Materials of Environmental Concern, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air.

“Shareholder Disclosure Schedule” means the disclosure schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of Shareholders and the Company on the date of this Agreement.

“Shareholder Indemnified Parties” means the Shareholders and their respective heirs, executors, successors and assigns.

“Shareholder Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company or a Shareholder in connection with the transactions contemplated hereby.

“Shareholders” has the meaning set forth in the Preamble.

“Shares” has the meaning set forth in the Recitals.

“Shareholder Losses” has the meaning set forth in Section 8.2.

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human readable form, including all comments and any procedural code.

“Straddle Tax Periods” has the meaning set forth in Section 4.1(b).

“Subsidiary.”  Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

“Target Net Book Value” means an amount equal to $1,232,260.

“Tax” means any (a) tax (including income, franchise, business, corporate, capital, excise, gross receipts, ad valorem, property, sales, use, turnover, value added, stamp and transfer taxes), deduction, withholding, levy, charge, assessment, tariff, duty, impost, deficiency or other fee of any kind imposed by any Governmental Body, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) under Treasury Regulation 1502-6 (or any similar provision of state, local or foreign Law) and (d) any amounts payable under any tax sharing agreement or other contractual arrangement.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Territory” means any jurisdiction in which the Business was operated by the Company within the last five years.

“Third-Party Claim” has the meaning set forth in Section 8.3(a).

“Transaction Expenses” means the sum of all fees, costs and expenses (including legal fees and accounting fees and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) that are incurred by the Company for the benefit of the Company or a Shareholder in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

“Unaudited Interim Balance Sheet” has the meaning set forth in Section 2.6(a).

“WARN” means the United States Worker Adjustment and Retraining Notification Act and similar state Laws.